Exhibit 10.11

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of             , 2013, is entered into by and between RMCO, LLC, a Delaware limited liability company (“RMCO LLC”), RE/MAX, LLC, a Delaware limited liability company (“RE/MAX LLC”) and RE/MAX HOLDINGS, INC., a Delaware corporation (“RE/MAX Inc.”).

RECITALS

A. In connection with the admission of RE/MAX Inc. as a member of RMCO LLC pursuant to the terms of the Fourth Amended and Restated Limited Liability Company Agreement of RMCO LLC dated as of the date hereof (the “LLC Agreement”), the members of RMCO LLC have approved this Management Services Agreement.

B. To facilitate the operation of the business of RMCO LLC and its subsidiaries, RMCO LLC, RE/MAX LLC and RE/MAX Inc. desire for RE/MAX Inc. to provide certain management services to RMCO LLC that are supplemental to RE/MAX Inc.’s role under the LLC Agreement and memorialize the clarification of certain responsibilities of RE/MAX Inc. in managing RMCO LLC on the terms and subject to the conditions specified in this Agreement.

C. To facilitate RE/MAX Inc.’s provision of management services, RMCO LLC, RE/MAX LLC and RE/MAX Inc. desire for RMCO LLC and RE/MAX LLC to provide certain administrative services, facilities and other resources to RE/MAX Inc. on the terms and subject to the conditions specified in this Agreement.

AGREEMENT

In consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, RMCO LLC, RE/MAX LLC and RE/MAX Inc. agree as follows:

1.	Definitions.

The following terms shall have the indicated meaning:

“Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the word “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Employee Costs” means, with respect to any month, the aggregate amount of Attributable Employee Costs.

“Agreement” is defined in the introductory paragraph.

“Attributable Employee Costs” means, with respect to each Service Employee, the monthly Employee Costs attributed to such Service Employee.

“Board” means the Board of Directors of RE/MAX Inc.

“Effective Time” means the “Effective Time,” as that term is defined in the LLC Agreement.

“Employee Costs” means the direct out-of-pocket costs or reasonable allocated costs of RE/MAX Inc. (i) for gross wages, salaries, bonuses, incentive compensation, and payroll taxes of the Service Employees, plus (ii) for workers’ compensation insurance incurred by RE/MAX Inc. with respect to the Service Employees, plus (iii) for employee benefit plans, to the extent attributable to any Service Employees, including pension, savings, medical, dental, vision, disability and life insurance, plus (iv) for other benefits, to the extent attributable to the Service Employees, including fringe benefits, or other similar incentive programs, executive programs, severance pay, employee assistance programs, cafeteria plan benefits, dependent care and health care flexible spending accounts, sick leave, legal assistance, and educational assistance, plus (v) related to the employee benefit plans or programs, including incremental costs of charges or premiums, employee participation, actuarial reports, accounting, or legal fees.

“Health and Welfare Plans” is defined in Section 4.3(d).

“Law” or “Laws” means all applicable federal, state, tribal and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, restrictions and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“LLC Agreement” is defined in the Recitals.

“Losses” is defined in Section 5.1.

“Management Services” means all services performed by Service Employees, whether the provision of such services by RE/MAX Inc. is required or contemplated by the LLC Agreement or is supplemental to the services to be provided by RE/MAX Inc. to RMCO LLC under the LLC Agreement, relating to the management and operation of the business of RMCO LLC, including executive oversight, sales, marketing, advertisement production, distribution, finance and accounting support and reporting, legal support and all other services provided by RE/MAX Inc., its officers, directors and employees to RMCO LLC in, or relating to, RE/MAX Inc.’s role as manager of RMCO LLC. For the avoidance of doubt, the term “Management Services” shall include the administration of the Tax Receivable Agreements.

“Person” means an individual, corporation, joint venture, partnership, limited partnership, limited liability company, trust, estate, business trust, association, governmental authority or any other entity.

“Reimbursable Costs” shall mean all of the reasonable out-of-pocket costs and expenses directly incurred by RE/MAX Inc. in connection with the providing of the Management Services, including the following:

(a) all supplies and equipment purchased on behalf of RMCO LLC or its customers in order to provide the Management Services;

(b) reasonable meals, travel, hotel accommodations, and entertainment expenses incurred in connection with the performance of the Management Services;

(c) legal, accounting, health and safety, environmental, and other third party advisors and consultants incurred in connection with the performance of the Management Services;

(d) directors’ and officers’ insurance policies, employee practices liability insurance policies and any indemnification of directors or officers of RE/MAX Inc.; and

(e) bank accounts maintained by RE/MAX Inc. on behalf of RMCO LLC.

In addition, Reimbursable Costs shall include all items of corporate overhead or other fees, costs or expenses of any kind whatsoever incurred by RE/MAX Inc. and associated with, related to or otherwise necessary for RE/MAX Inc.’s maintenance of its corporate existence and business and its status as a reporting company under the federal securities laws. Solely as illustration and not by means of limitation, examples of such Reimbursable Costs would be SEC filing fees, blue sky fees and expenses, transfer agent, paying agent and registrar fees and expenses, franchise taxes, registered agent fees and expenses and fees and expenses of its public accountants and legal advisors.

“RE/MAX Inc.” is defined in the introductory paragraph.

“RE/MAX Inc. Indemnified Parties” is defined in Section 5.2.

“RE/MAX Inc. Omnibus Incentive Plan” means the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan, as amended from time to time.

“RE/MAX, LLC” is defined in the introductory paragraph.

“RMCO LLC” is defined in the introductory paragraph.

“RMCO LLC Indemnified Parties” is defined in Section 5.3.

“Service Employees” means those employees of RE/MAX Inc. who devote all or a portion of their working time to the performance of the Management Services. Service Employees include and will include any former Service Employee to whom RE/MAX Inc. has ongoing obligations.

“Services Fee” is defined in Section 3.1.

“Supporting Documentation” is defined in Section 2.4(a).

“Tax Receivable Agreements” means the Tax Receivable Agreement entered into by and between RE/MAX, Inc. and RIHI, Inc., a Delaware corporation, and the Tax Receivable Agreement entered into by and between RE/MAX, Inc. and Weston Presidio V, L.P., a Delaware limited partnership.

“Transaction Expenses” means all of the out-of-pocket costs and expenses incurred by RE/MAX Inc. in connection with (i) the initial public offering of RE/MAX Inc.’s Class A Common Shares pursuant to a firm commitment underwritten public offering pursuant to a registration statement on Form S-1, or (ii) any subsequent issuances of RE/MAX Inc.’s Class A Common Shares.

2.	Performance of Management Services.

2.1 Management Services. From and after the Effective Time, RE/MAX Inc. agrees to provide the Management Services on the terms and conditions set forth in this Agreement and in compliance with the policies and programs established by the Board.

2.2 Subcontractors. RE/MAX Inc. may subcontract with third parties, including Affiliates of RE/MAX Inc., to assist in the performance of the Management Services; provided, however, that RE/MAX Inc. shall not be relieved of any obligation under this Agreement or the LLC Agreement as a result of any subcontract entered into pursuant to this Section 2.2; and further provided, that RE/MAX Inc., at all times, will manage, supervise and monitor such parties.

2.3 Compliance with Laws. RE/MAX Inc. shall perform the Management Services in compliance with all applicable Laws.

2.4 Supporting Documentation.

(a) RE/MAX Inc. shall keep reasonable supporting documentation of all the Services Fees and Reimbursable Costs (the “Supporting Documentation”). RE/MAX Inc. shall maintain and retain the Supporting Documentation in a manner consistent with RE/MAX Inc.’s record retention policies.

(b) RMCO LLC, upon reasonable notice to RE/MAX Inc., shall have the right to inspect and audit, during normal business hours and using reasonable commercial efforts not to disrupt RE/MAX Inc.’s normal business operations, the Supporting Documentation to the extent reasonably necessary to verify any information regarding the Services Fees or Reimbursable Costs with respect to any year within the twelve month period following the end of such year. The costs of any such inspection or audit shall be borne by RMCO LLC.

2.5 Employee Matters. All Service Employees shall be employees of RE/MAX Inc., and not RMCO LLC nor RE/MAX LLC. RE/MAX Inc. shall recruit, select, employ, promote, terminate, supervise, direct, train and assign the duties of all Service Employees, and may change or replace any such Service Employee at any time in each case in RE/MAX Inc.’s sole discretion. To the extent practicable, RE/MAX Inc. shall notify RMCO LLC and RE/MAX LLC before terminating any Service Employee, but all such termination decisions shall be made by RE/MAX Inc. in its sole discretion.

2.6 No Partnership. Nothing contained in this Agreement or in the relationship between RE/MAX Inc., RMCO LLC and RE/MAX LLC constitutes, or may be construed to be or to create, a partnership or joint venture between RE/MAX Inc., RMCO LLC and RE/MAX LLC.

2.7 LLC Manager. Nothing contained in this Agreement shall alter RE/MAX Inc.’s rights and obligations as manager of RMCO LLC, as set forth in the LLC Agreement and applicable law.

3.	Management Services Fee and Payment.

3.1 Services Fee. During the term of this Agreement, RMCO LLC shall pay RE/MAX Inc. a monthly fee (the “Services Fee”) for performance of the Management Services equal to the Aggregate Employee Costs for such month.

3.2 Reimbursable Costs. During the term of this Agreement, RMCO LLC shall pay RE/MAX Inc. the amount of the Reimbursable Costs on a monthly basis.

3.3 Billing and Payments. On or within 10 days following the Effective Time, RMCO LLC shall pay RE/MAX Inc. the estimated Services Fee for the remaining portion of the then current month and for the following month, which shall be set forth in an invoice provided to RMCO LLC at or before the Effective Time. Each month after the Effective Time, RE/MAX Inc. will invoice RMCO LLC for the estimated Services Fee for the following month and the Reimbursable Costs for the preceding month. The invoice shall also include any adjustment in the amount owed by RMCO LLC based on any difference between the prior estimated Services Fees and actual Services Fees that have been accounted for in the preceding month. RMCO LLC shall pay RE/MAX Inc. the Services Fee and Reimbursable Costs set forth in the invoice in immediately available funds within 30 days following receipt of such invoice.

3.4 Transaction Expenses. RMCO LLC shall reimburse RE/MAX Inc. for all Transaction Expenses, which shall be set forth in an invoice provided to RMCO LLC. Such reimbursement by RMCO LLC shall be paid in immediately available funds following receipt of the invoice.

4.	Performance of Administrative Services.

4.1 Administrative Services. From and after the Effective Time, RMCO LLC and RE/MAX LLC agrees to provide reasonable office facilities, equipment, supplies and administrative and other support services to RE/MAX Inc. as are reasonably required by RE/MAX Inc. to perform the Management Services and at a level no less than RMCO LLC and RE/MAX LLC have historically provided such services to support the work of their executive officers.

4.2 Payroll, Accounting and Financial Reporting and Other Support Services. From and after the Effective Time, RE/MAX LLC agrees to provide payroll, accounting and financial reporting and other support services for RE/MAX Inc.

(a) Payroll. RE/MAX LLC shall perform all payroll functions for payment of RE/MAX LLC and RE/MAX Inc. employees. RE/MAX LLC shall be designated as the common paymaster for RE/MAX LLC and RE/MAX Inc. and shall be responsible for payroll tax withholding, remission and payroll tax reporting of compensation for RE/MAX LLC and RE/MAX Inc. employees. RE/MAX LLC and RE/MAX Inc. shall take such action as may be reasonably necessary or appropriate in order to minimize liabilities related to payroll taxes in connection with the transfer of Service Employees from RE/MAX LLC to RE/MAX Inc.

(b) Accounting and Financial Reporting. RE/MAX LLC shall provide accounting and financial reporting services as reasonably required by RE/MAX Inc. operations.

(c) Other Support Services. RE/MAX LLC shall provide other reasonable supporting services for RE/MAX Inc. including: management, sales, marketing, advertisement production, distribution, information technology, human resources, and legal supporting services on the same or similar terms as such services are provided to RE/MAX LLC.

4.3 Employee Benefits. From and after the Effective Time, RE/MAX LLC agrees that RE/MAX Inc. employees shall be eligible to actively participate in the RE/MAX LLC group employee benefit plans and, to the extent provided for below, RE/MAX Inc. shall be a participating employer in any RE/MAX LLC group employee benefit plan. RE/MAX Inc. agrees that RE/MAX LLC employees shall be eligible to receive awards under the RE/MAX Inc. Omnibus Incentive Plan.

(a) Service Recognition. RE/MAX LLC shall cause the RE/MAX LLC group employee benefit plans with respect to which service is a relevant factor to credit Service Employees who are employed by RE/MAX LLC immediately prior to a transfer of employment to RE/MAX Inc. with service before the effective date of the transfer, except to the extent duplication of benefits would result.

(b) RE/MAX Inc. Omnibus Incentive Plan. RE/MAX LLC shall provide administrative supporting services with respect to operation, administration and required reporting for the RE/MAX Inc. Omnibus Incentive Plan.

(c) 401(k) Plan. RE/MAX LLC and RE/MAX Inc. shall take all actions required or appropriate to provide that RE/MAX Inc. is a participating employer in the RE/MAX, LLC 401(k) Retirement Savings Plan, or its successor.

(d) Health and Welfare Plans. RE/MAX LLC and RE/MAX Inc. shall take all actions required or appropriate to provide that RE/MAX Inc. shall adopt, as a participating employer, the portion of the RE/MAX, LLC Employee Welfare Benefit Plan (the “Welfare Benefit Plan”) consisting of fully insured benefits, which consists of: (i) Group Life Insurance, (ii) Accidental Death & Dismemberment Benefits, (iii) Voluntary Life Insurance, (iv) Long-Term Disability Benefits, and (v) Short-Term Disability Benefits (collectively referred to herein as the “Insured Welfare Benefits”) to permit eligible RE/MAX Inc. employees and their covered dependents to participate in such Insured Welfare Benefits. RE/MAX LLC shall amend the portion of the Welfare Benefit Plan that includes partially or fully self-insured benefits (collectively referred to herein as “Uninsured Welfare Benefits,” and consisting of (i) Health and Medical Benefits and (ii) Dental Benefits) to permit Service Employees and their covered dependents to continue to participate in the Uninsured Welfare Benefits in their capacity as former employees of RE/MAX LLC. RE/MAX LLC shall take appropriate action with respect to Service Employees transferred to RE/MAX Inc. to (i) waive any pre-existing condition limitation on benefits for Service Employees enrolled in the Welfare Benefit Plan, (ii) take into account and credit any out-of-pocket annual maximums and deductibles for the calendar year during which service is provided to both RE/MAX LLC and RE/MAX Inc., and (iii) take into account prior claim experience under the Welfare Benefit Plan with respect to aggregate lifetime maximum benefits available to the Service Employee. RE/MAX LLC shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, the corresponding provisions of the RE/MAX LLC Health and Welfare plans with respect to RE/MAX LLC and RE/MAX Inc. employees and their covered dependents.

(e) Vacation. RE/MAX Inc. shall assume and honor all unused vacation and other time-off earned or accrued by Service Employees for service with RE/MAX LLC prior to the Effective Time.

(f) Other. RE/MAX Inc. and RE/MAX LLC shall take all actions required or appropriate to ensure that the employee benefits provided to RE/MAX Inc. employees are in the aggregate no less than the employee benefits available to continuing employees of RE/MAX LLC.

5.	Limitation on Liability; Indemnification.

5.1 Exculpation of RE/MAX Inc. Neither RE/MAX Inc. nor its officers, directors, agents and employees shall be liable to RMCO LLC for any claims, actions, losses, damages, liabilities, causes of action, fines, costs and expenses (including reasonable investigation costs and reasonable attorneys’, experts’ and consultants’ fees) (“Losses”) suffered or incurred by RMCO LLC, directly or indirectly, in connection with the performance of the Management Services, except to the extent such Losses are caused by willful misconduct or gross negligence of RE/MAX Inc. No party hereto shall be liable to the other party for, and the term Losses shall not include, any lost profits, lost sales, business interruption, decline in value, lost business opportunities, or consequential, incidental, punitive or exemplary damages; provided, however, that this waiver shall not limit a party’s right to indemnification for liabilities incurred by such party to a third party (other than the members of RMCO LLC and their Affiliates) claiming such items as damages.

5.2 RMCO LLC Indemnification of RE/MAX Inc. RMCO LLC shall indemnify, defend and hold harmless RE/MAX Inc. and its Affiliates, directors, officers, members, managers, agents, and employees (the “RE/MAX Inc. Indemnified Parties”) from and against all Losses arising from the claims of any third party to the extent such claims arise directly or indirectly out of RE/MAX Inc.’s performance of the Management Services, including any Losses arising out of or otherwise related to RE/MAX Inc.’s employment of the Service Employees and the furnishing of such Service Employees to RMCO LLC; provided, however, RMCO LLC shall not be responsible for indemnifying or defending any of the RE/MAX Inc. Indemnified Parties or otherwise be liable to any of the RE/MAX Inc. Indemnified Parties with respect to any Losses arising from RE/MAX Inc.’s willful misconduct or gross negligence.

5.3 RE/MAX Inc. Indemnification of RMCO LLC. RE/MAX Inc. shall indemnify, defend and hold harmless RMCO LLC, its members and employees and directors, officers and agents of the members (the “RMCO LLC Indemnified Parties”) from and against all Losses resulting directly or indirectly from any act or omission by RE/MAX Inc. that constitutes willful misconduct or gross negligence; provided, however, RE/MAX Inc. shall not be responsible for indemnifying or defending any of the RMCO LLC Indemnified Parties or otherwise be liable to any of the RMCO LLC Indemnified Parties with respect to any Losses for which RMCO LLC is obligated to indemnify RE/MAX Inc. as provided in Section 5.2.

5.4 Special Indemnification Provisions. The indemnification obligations of RMCO LLC under Section 5.2 and RE/MAX Inc. under Section 5.3 shall in each case be conditioned upon (a) prompt notice from the other party hereto after such Person learns of any claim or basis therefor which is covered by such indemnity (except to the extent that the failure to provide prompt notice does not prejudice the indemnifying party), (b) such party’s not taking any steps which would bar RMCO LLC or RE/MAX Inc., as the case may be, from obtaining recovery under applicable insurance policies or would prejudice the defense of the claim in question and (c) such party’s taking of all reasonably necessary steps which if not taken would result in RMCO LLC or RE/MAX Inc., as the case may be, being barred from obtaining recovery under applicable insurance policies or would prejudice the defense of the claim in question.

6.	Term; Termination; Default.

6.1 Effectiveness and Term. This Agreement shall become effective at the Effective Time and shall continue until terminated as provided in Section 6.2.

6.2 Termination. This Agreement shall terminate, with no further action necessary by RMCO LLC, RE/MAX LLC or RE/MAX Inc., on the date that RE/MAX Inc. ceases to be the manager of RMCO LLC pursuant to the terms of the LLC Agreement.

6.3 Surrender. Upon the termination of this Agreement, RMCO LLC, RE/MAX LLC and RE/MAX Inc. shall deliver any property belonging to the other party hereto.

6.4 Payment of Expenses After Termination; Accrued Obligations.

(a) Neither party hereto shall be relieved from any obligations or liabilities accruing prior to the effective date of termination, including in the case of RMCO LLC, its obligation to make payment to RE/MAX Inc. of all sums due RE/MAX Inc. under this Agreement in respect of the performance of the Management Services prior to the date of termination. After termination of this Agreement, RE/MAX Inc. shall provide RMCO LLC a final invoice showing any prorated amount of the Services Fee to be returned to RE/MAX Inc. and the outstanding Reimbursable Costs due to RE/MAX Inc. The balance owed to RE/MAX Inc. or RMCO LLC, as applicable, shall be paid by the other party within 30 days following receipt of the final invoice.

(b) Upon termination of this Agreement, all employment agreements then in effect, including any employment agreements with former Service Employees pursuant to which RE/MAX Inc. has ongoing obligations, shall be assigned by RE/MAX Inc. to RMCO LLC and RE/MAX LLC, effective as of termination, and RMCO LLC and RE/MAX LLC shall assume all obligations under such agreements.

6.5 Survival. The provisions set forth in Sections 4, 5, 6.3, 6.4 and 7.1 shall survive the termination of this Agreement.

6.6 Obligation to Cure or Re-perform. In the event of any breach of this Agreement by RE/MAX Inc. in the performance of any Management Services, RE/MAX Inc. shall, at RMCO LLC’s request, cure such breach or re-perform such Management Services; provided, however, that nothing in this Section 6.6 shall require RE/MAX Inc. to re-perform any Management Services that are being disputed by the parties.

7.	Miscellaneous.

7.1 Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

7.2 Notices. All notices, demands or other communications to be given under or by reason of this Agreement shall be in writing and shall be deemed to have been received when delivered personally, or when transmitted by overnight delivery service, addressed as follows:

If to RE/MAX Inc.:

RE/MAX Holdings, Inc.

5075 South Syracuse Street

Denver, Colorado 80237

with a copy to:

If to RMCO LLC:

RMCO, LLC

5075 South Syracuse Street

Denver, Colorado 80237

Attention: General Counsel

with a copy to:

If to RE/MAX LLC:

RE/MAX, LLC

5075 South Syracuse Street

Denver, Colorado 80237

Attention: General Counsel

with a copy to:

Either party hereto may change its address for notices, demands and other communications under this Agreement by giving notice of such change to the other party hereto in accordance with this Section 7.2.

7.3 Benefit of Parties; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. This Agreement may not be assigned by RE/MAX Inc., RMCO LLC or RE/MAX LLC except with the prior written consent of the other party; provided, however, no prior consent shall be required for an assignment by RE/MAX Inc. of this Agreement to an

Affiliate. With the exception of the rights of the RE/MAX Inc. Indemnified Parties under Section 5.2 and the rights of the RMCO LLC Indemnified Parties under Section 5.3, nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

7.4 Amendment. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each of RE/MAX Inc., RMCO LLC and RE/MAX LLC.

7.5 Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

7.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.7 Entire Agreement. This Agreement sets forth the entire understanding of parties hereto and supersedes all other agreements and understandings between the parties hereto relating to the subject matter hereof.

7.8 Counterparts and Facsimiles. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other. The parties hereto may execute the signature pages hereof and exchange such signature pages by facsimile transmission.

7.9 Interpretation of Agreement.

(a) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

(b) Unless otherwise specified, references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

(c) The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(d) Each party hereto and its counsel cooperated in drafting and preparation of this Agreement and the documents referred to in this Agreement. Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

RMCO LLC:

RMCO, LLC

By:	RMCO, LLC,
its Manager

By:
Name:
Title:

RE/MAX LLC:

RE/MAX, LLC

By:	RE/MAX, LLC,
its Manager

By:
Name:
Title:

RE/MAX INC.:

RE/MAX HOLDINGS, INC.

By:
Name:
Title:

[Signature page of Management Services Agreement]